Exhibit 99.1

               FIBERSTARS(R) INTRODUCES EFO(R) 'DAYLIGHT' LAMP

    FREMONT, Calif., June 16 /PRNewswire-FirstCall/ -- Fiberstars Inc. (Nasdaq: FBST) announced today that shipments will begin in July on a new Daylight lamp for the Company's new energy saving lighting technology, EFO.

    The new lamp was showcased at two recent trade shows -- Lightfair International 2005 in New York, and the Edison Electric Institute National Accounts Spring 2005 Workshop in Las Vegas. The lamp, which features a light spectrum that duplicates sunlight, was received positively by prospective customers.

    The new Daylight lamp addresses the light color requirements of some customers and lighting designers. It is expected to meet the demand for premium white light and has a high Color Rendering Index, indicating its ability to accurately render the color red. The new Daylight lamp will be sold as a companion product to the existing EFO Warm White lamp providing customers more choices in the application of EFO. The new lamp is believed to broaden the marketing opportunities for EFO, especially in lighting clothing, cosmetics and in other color sensitive environments, including museums and commercial buildings.

    The Daylight lamp was beta site tested in the sea food department of the Whole Foods Market(R) landmark store in Austin, Texas. The installation increased the amount of light typically delivered by halogen MR16 lamps, and reduced energy consumption by 72%.

    Fiberstars EFO is more energy efficient than halogen, other incandescent lamps, compact fluorescent lamps and LEDs. It significantly reduces watts per square foot without sacrificing light levels and helps meet lighting wattage restrictions demanded by new energy regulations for commercial market new construction and renovations.

    One EFO 70 watt lamp replaces up to eight (8) 50 watt MR16 halogen lamps -- an energy savings of over 80%. It can also replace (4) four 26 watt compact fluorescent lamps, an energy savings of 33%, and 60 3-watt LED devices, an energy savings of over 60%.

    To date, Fiberstars EFO has received $12.7 million in government R&D awards from the Departments of Defense (DARPA), Commerce (NIST) and Energy (SBIRs). The daylight lamp was developed as part of the DARPA project, which has as its goal creating a robust, energy saving replacement for fluorescent tubes in Navy ships.

    About Fiberstars
    Fiberstars is the world's leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has over 41 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

    Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2005 and thereafter, the anticipated benefits of the new daylight lamp and its effect on sales, customer contacts, trade show presentations and marketing arrangements, the expected growth of and percentage of the company to be represented by EFO, expected product development and introductory timing, expected overall sales growth and profitability, and expected benefits, revenues and products from DARPA and Departments of Energy and Commerce R&D work. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

SOURCE  Fiberstars, Inc.
    -0-                             06/16/2005
    /CONTACT: David N. Ruckert, C.E.O., or John Davenport, C.T.O., both of Fiberstars, Inc., +1-510-490-0719/
    /Web site:  http://www.fiberstars.com /

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